EASTERLY GOVERNMENT PROPERTIES CLOSES FIVE-YEAR $200 MILLION TERM LOAN FACILITY

WASHINGTON, D.C. – June 30, 2026 – Easterly Government Properties, Inc. (NYSE: DEA) (the “Company” or “Easterly”), a fully integrated real estate investment trust focused primarily on the acquisition, development and management of Class A commercial properties leased to the U.S. Government and its adjacent partners, announced today the closing of a new five-year $200 million senior unsecured term loan facility (the “Term Loan”). The Term Loan includes an accordion feature that allows the Company to increase commitments by up to $50 million, subject to certain conditions, for a total facility size of $250 million. The Term Loan will mature in June 2031.

The Company intends to use the net proceeds from the Term Loan to repay borrowings outstanding under its unsecured $400 million revolving credit facility and for general corporate purposes.

“We are pleased to expand our capital base with this new term loan facility,” said Allison E. Marino, Easterly’s Chief Financial Officer. “The transaction enhances our liquidity profile and supports our ability to efficiently fund future growth initiatives.”

Borrowings under the new Term Loan will bear interest at a rate of SOFR, plus a spread of 1.20% to 1.70%, depending on the Company's leverage ratio. Given the Company's current leverage ratio, the Term Loan’s initial spread to SOFR is set at 1.30%.

U.S. Bank National Association, PNC Capital Markets LLC, and Truist Securities, Inc. served as Joint Bookrunners. U.S. Bank National Association, PNC Capital Markets LLC, Truist Securities, Inc. and Wells Fargo Securities, LLC, served as Joint Lead Arrangers. PNC Bank, National Association served as Administrative Agent, U.S. Bank National Association and Truist Bank, as Syndication Agents, and Wells Fargo Bank, N.A. as Documentation Agent.

About Easterly Government Properties, Inc.

Easterly Government Properties, Inc. (NYSE: DEA) is based in Washington, D.C., and focuses primarily on the acquisition, development and management of Class A commercial properties that are leased to the U.S. Government and its adjacent partners. Easterly’s experienced management team brings specialized insight into the strategy and needs of mission-critical U.S. Government agencies for properties leased to such agencies either directly or through the U.S. General Services Administration (GSA). For further information on the company and its properties, please visit www.easterlyreit.com.

This press release contains forward-looking statements within the meaning of federal securities laws and regulations. These forward-looking statements are identified by their use of terms and phrases such as “believe,” “expect,” “intend,” “project,” “anticipate,” “position,” and other similar terms and phrases, including references to assumptions and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. These risks include, but are not limited to those risks and uncertainties associated with our business described from time to time in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K filed on February 23, 2026. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurance that the expectations will be attained or that any deviation will not be material. All information in this release is as of the date of this release, and we undertake no obligation to update any forward-looking statement to conform the statement to actual results or changes in our expectations.

Contact:

Easterly Government Properties, Inc.

Cole Bardawill

Director of Investor Relations

202-987-9395

IR@easterlyreit.com